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                                                                Exhibit 99.1

[Solutia logo]                        News

                                                 Solutia Inc.
                                                 575 Maryville Centre Drive
                                                 St. Louis, Missouri 63141

                                                 P.O. Box 66760
                                                 St. Louis, Missouri 63166-6760

FOR IMMEDIATE RELEASE

REORGANIZATION INFORMATION LINE: (800) 298-2303
REORGANIZATION WEBSITE: www.solutia.com/reorganization

MEDIA: Glenn Ruskin (314) 674-3804
EQUITY INVESTORS: Marleen Judge (314) 674-7777
DEBT INVESTORS: Kevin Wilson (314) 674-4905


               SOLUTIA FINALIZES RESTRUCTURING OF EURO NOTES

     ST. LOUIS, FEB. 3, 2004 --- Solutia Inc. (OTCPK: SOLUQ) announced today that its subsidiary, Solutia Europe S.A./N.V., has successfully restructured its 6.25% Euro Notes, due in 2005. The restructuring was completed as planned on Jan. 30, 2004, at which time Solutia Europe and the requisite Euro Note holders entered into definitive documents setting forth the terms and conditions of the restructuring. The restructuring allows Solutia Europe to continue normal operations while Solutia Inc. and its domestic subsidiaries reorganize under Chapter 11 of the United States Bankruptcy Code.

     "We are pleased to have finalized the Euro Note restructuring, which is beneficial for both the holders of the Euro Notes and for Solutia Europe," said Jeffry N. Quinn, senior vice president, general counsel and chief restructuring officer, Solutia Inc. "By extending the maturity of the Euro Notes, we have given ourselves time to finalize the reorganization of Solutia Inc. and its domestic subsidiaries in the United States prior to the maturity of the Euro Notes."

     The Euro Notes were amended in the following manner in the restructuring:

     1. Elimination of the cross default provisions in the Euro Notes that would have resulted in their default and acceleration upon the filing of a Chapter 11 proceeding by Solutia Inc.

     2. The maturity of the notes was extended to Dec. 15, 2008 from the current Feb. 15, 2005 maturity.

     3. Interest on the notes was fixed at the rate of 10% per annum, payable semi annually.

     4. Holders of the Euro Notes will be granted security interests in substantially all of the assets of Solutia Europe S.A./N.V. and certain of its subsidiaries (excluding Flexsys Holding BV), which subsidiaries will be added as guarantors of the Euro Notes, all to the extent permitted under applicable law and as further provided in the underlying documentation implementing the restructuring.

     5. Certain redemption provisions were added that allow partial redemption of the Euro Notes as a result of permitted asset sales and full redemption in certain circumstances. Full redemption is barred for 18 months; thereafter, full redemption is allowed at 105% of principal for the next year, 103% of principal for the year thereafter, 101% of principal for the year after that and at par thereafter.

     6. Covenants were added that have the effect of limiting the ability of Solutia Europe S.A./N.V. and its subsidiaries to transfer assets or cash out of those entities until the Euro Notes are paid.

     7. Solutia Europe S.A./N.V. agreed to certain financial reporting requirements and to indemnify Euro Note holders against certain liabilities.

     Solutia Europe and the holders of the Euro Notes also entered into an Agreement of Understanding that sets forth, among other items, the process for implementing the guarantees, security and pledges associated with the restructuring. The finalization and implementation of the security and pledges will take place over the course of the next several weeks.

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FORWARD-LOOKING STATEMENTS

     This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by the forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) the ability of Solutia to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization; (ii) the potential adverse impact of the Chapter 11 filing on Solutia's operations, management and employees, and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of Solutia to comply with the terms of the DIP financing facility; (iv) world economic conditions, competitive pressures, gain or loss of significant customers, labor relations and disruption of operations, raw material and energy costs, currency and interest rate fluctuations, success in implementing pricing actions and managing spending, operating rates, cost of debt, environmental compliance and remediation and other factors; (v) customer response to the Chapter 11 filing; and (vi) the risk factors or uncertainties listed from time to time in Solutia's filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the Company's Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

CORPORATE PROFILE

     On Dec. 17, 2003, Solutia Inc., and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Solutia's affiliates outside the United States were not included in the Chapter 11 filing. Additional information on Solutia's Chapter 11 reorganization is available from the Company's web site, www.solutia.com.

     Solutia (http://www.solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

     Solutia ...Solutions For a Better Life.

Source: Solutia Inc.
St. Louis
Date: 2/3/04